Exhibit 10.19

LEASE DEED

This lease deed (“Lease Deed”) is made and executed on this 26 day of June, 2024 at Mundra, by and between:

Mundra Estates INC, a partnership firm incorporated under the provisions of the Indian Partnership Act 1932 and having its registered office at [Shop No. 3, BBZ-South-68, Nr. Bhai Pratap Circle, Zaveri Bazar, Gandhidham, Kachchh, Gujarat 370201, acting through its authorized signatory Mrs. Avni Nishant Madaiyar, duly authorized to execute this Lease Deed, by a resolution passed by the partners dated 6th June 2024, a copy of which is attached hereto as Annexure A (hereinafter referred to as the “Lessor” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns);

AND

Verdeen Chemicals Private Limited, a company incorporated and registered under the provisions of the Companies Act, 1956/ 2013 and having its registered office at D-11 MG Road Masoori, Ghaziabad, Uttar Pradesh, 201015, acting through its authorized signatory Mr. Siddharth Jain, duly authorized to execute this Lease Deed, by a resolution passed in the meeting of the board of directors dated 16th January 2024, a copy of which is attached hereto as Annexure B (hereinafter referred to as the “Lessee” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns).

The Lessor and the Lessee shall hereinafter individually be referred to as a “Party” and collectively be referred to as the “Parties”.

WHEREAS:

A.	The Lessor hereby represents and warrants to the Lessee that the Lessor is the sole, absolute, legal, beneficial and registered owner having valid, clear, marketable and subsisting rights, title, interest, entitlement, ownership and exclusive, lawful, peaceful, unencumbered, unfettered, undisputed and physical possession of: (i) the freehold land, situated at New Revenue Survey No. 420, Village Lakhapar, Taluka Mundra, District Kachchh, Gujarat State, India (“Land 1”); and (ii) the freehold land, situated at New Revenue Survey No. 421, Village Lakhapar, Taluka Mundra, District Kachchh, Gujarat State, India (“Land 2”), in total admeasuring 38,758 square meters (4,17,188 sq feet ) excluding road cutting area of 1812 square meter, free from all Encumbrances (as defined hereinafter) (hereinafter collectively referred to as the “Property”). The details of the Property are more particularly set forth in Schedule I;

B.	The Parties hereby agree that the Lessor shall lease, and the Lessee shall take on lease from the Lessor the said Property for the Term (as defined hereinafter) on the terms and conditions captured in this Lease Deed;

C.	The Parties hereby agree to execute this Lease Deed to capture the understanding between the Parties with respect to the lease of the Property by the Lessor in favour of the Lessee; and

D.	Accordingly, the Parties are entering into this Lease Deed to record the terms and conditions for the lease of the Property by the Lessor to the Lessee.

NOW THEREFORE, IN CONSIDERATION OF THE PROMISES AND COVENANTS HEREIN SET FORTH AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT, ADEQUACY AND LEGAL SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	GRANT OF LEASE.

1.1	The Lessor hereby leases to the Lessee, and the Lessee hereby takes on lease from the Lessor, the Property.

1.2	The Lessor hereby confirms that the Property can be utilized for the purpose of Lessee’s businesses, including but not limited to its business of recycling and warehousing, and battery, metal and plastic-related businesses, and such other businesses as the Lessee may deem fit (“Lessee’s Business”).

1.3	The Lessor hereby agrees and acknowledges that the Lessee shall have the right to undertake the construction and development of such structures, factories, godown, facilities, sheds, workers housing, warehouses etc. as it deems fit on the Property, at its own costs and expenses. The Lessee shall also have the right to install such plant, machinery, modules, equipments, electrical wiring, furnishings, and technology related equipment, hardware, telephone equipment, server room equipment, networking, communication and data equipment, as it deems fit on the Property, at its own costs and expenses.

1.4	The Parties hereby agree that the Lessee shall have the right to obtain all such approvals, permits, licenses, no objections, permissions, as may be required by the Lessee for the construction and development of the aforesaid structures, factories, godown, facilities, sheds, workers housing, warehouses etc. on the Property and for the Lessee’s Business or for the installation of the aforesaid plant, machinery, modules, equipments, electrical wiring, furnishings, technology related equipment, hardware, telephone equipment, server room equipment, networking, communication and data equipment, on the Property.

1.5	It is hereby further agreed that the Lessor shall provide all assistance including executing such applications, documents, affidavits, undertakings, letters etc. as may be required by the Lessee for seeking the aforesaid approvals, permits, licenses, no objections and permissions.

2.	LEASE COMMENCEMENT DATE AND RENT PAYMENT COMMENCEMENT DATE.

2.1.	Lease Commencement Date: The Parties agree that the Lease Commencement Date shall be 1st July 2024.

2.2.	Handover of the Land: The Lessor has handed over the peaceful and vacant physical possession of the Property in bare condition, free of all Encumbrances (as defined hereinafter), charges and litigations, to the Lessee, on the Lease Commencement Date, simultaneously with the execution of this Lease Deed.

2.3.	Rent Payment Commencement Date: The Parties agree that the “Rent Payment Commencement Date” shall be July 01, 2024.

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3.	RENT AND PAYMENT TERMS.

3.1.	Rent:

3.1.1.	Subject to the Lessor being in compliance with the terms and conditions of this Lease Deed, the Lessee shall pay to the Lessor, during the Term of this lease, the monthly rent, as set out herein below (“Rent”), along with Goods and Services Tax, from the Rent Commencement Date:

Period From	Period To	Increment	Rent per Month exclusive of GST (INR)
1/7/2024	30/6/2027	-	667500.8
1/7/2027	30/6/2028	15%	767625.92
1/7/2028	30/6/2029	5%	806007.22
1/7/2029	30/6/2030	5%	846307.58
1/7/2030	30/6/2031	15%	973253.71
1/7/2031	30/6/2032	5%	1021916.4
1/7/2032	30/6/2033	5%	1073012.2
1/7/2033	30/6/2034	15%	1233964.1

The Rent payable as above is exclusive of GST.

3.1.2.	The Lessors shall issue a monthly invoice/ tax invoice as the case may be to the Lessee up to the 1st (First) day of every month clearly indicating the amount of Rent and GST thereon without any delay. The Lessee shall pay the rent on or before the 7th (seventh) day of every month. It is agreed that in case the 7th (seventh) day of a particular month falls on a saturday, sunday or a bank holiday, the Rent shall be paid by the Lessee on the subsequent business day. It is expressly agreed and clarified that GST or any other applicable taxes on the Rent shall be paid by the Lessee as per the timelines provided herein.

3.2.	Payment Terms:

As aforesaid the Lessee shall pay the Rent to the Lessor on a monthly basis, in advance, on or before the 7th (Seventh) day of each calendar month along with GST and subject to statutory deduction of tax at source, as applicable. The Rent shall be paid by the Lessee to the Lessor through Real-Time Gross Settlement (RTGS) or National Electronic Funds Transfer (NEFT) to the Lessor’s HDFC Bank Account No. 99910979999999, having Indian Financial System Code (IFSC) HDFC0002312. The Lessor shall have the right to modify the Bank Account details by providing written notice to the Lessee, and the Lessee shall be obligated to process the Rent payment for the subsequent month in accordance with the updated Bank Account details provided by the Lessor, provided that a minimum time gap of 15 (fifteen) days exists between the date of receipt of such notice from the Lessor and the next due date for payment of Rent.

4.	UTILITIES.

4.1.	The Lessor shall assist in providing the utility connections such as water and power connections at the Property at Lessee’s costs and expenses. Any connection charges or security deposits for the provision of any utility connections comprising of electricity charges, water charges, sewerage charges etc., if any, at any time whatsoever shall be borne and paid by the Lessee.

4.2.	The Parties agree that the utility charges, if any, in relation to the Property, shall be paid on actuals by the Lessee to the authorities concerned, from the Rent Payment Commencement Date.

4.3.	The Lessor shall provide all assistance regarding installation of a separate meter for measuring the consumption of electricity and water on the Property.

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5.	OPTION TO PURCHASE.

5.1.	Upon the expiry of 7 (seven) years from the Lease Commencement Date, the Lessee shall have an option to acquire the Property at the market value prevalent at the time of exercise of such option by the Lessee, and such market value shall be determined by two reputed valuers mutually agreed and appointed by the Lessor and the Lessee.

5.2.	Upon exercise of the aforesaid option by the Lessee, the Lessor shall sell and transfer the Property in favour of the Lessee/ its nominees and execute the sale deed/ transfer deed for such sale and transfer of the Property to the Lessee based on price agreed as per the Clause 5.1 and mutually agreed payment terms.

5.3.	During the lock-in-period as mentioned in clause no. 9.3, the Lessor shall not sell, transfer, alienate, dispose of, create Encumbrance of any nature whatsoever on or in respect of the Property, without prior written consent of the Lessee. The Lessor may without requiring any consent from the Lessee create charge or mortgage over the Property for seeking financial assistance from the bank/ financial institution. The Lessor agrees that such bank/ financial institution shall honour the terms of this Lease Deed, and in the event of foreclosure of the Property by such bank/ financial institution, the bank financial institution/ proposed buyer shall remain bound and honour the terms of this Lease Deed.

6.	RIGHT OF FIRST REFUSAL.

6.1.	If the Lessor is desirous of selling the Property at any time after the Lease Commencement Date and during the entire Term, then such sale shall be subject to the right of first refusal of the Lessee and shall be subject to the procedure set out below. It is clarified that the Lessor is allowed to sell the entire Property only and not in parts.

6.2.	The Lessor shall deliver to the Lessee a written notice (“ROFR Notice”) stating: (i) the name, address and contact details of the proposed purchaser (“Proposed Purchaser”); (ii) the price/ consideration at which the Property is proposed to be sold to the Proposed Purchaser; and (iii) any other terms and conditions for the sale.

6.3.	Upon receipt of the ROFR Notice, the Lessee shall be entitled to purchase the Property in the manner set out hereinbelow.

6.4.	The Lessee shall within a period of 60 (sixty) days from the date of ROFR Notice address a written notice to the Lessor either (i) accepting the offer to purchase the Property, at the price and on the terms and conditions set out in the ROFR Notice; or (ii) declining the offer to purchase the Property.

6.5.	It is hereby clarified that the Proposed Purchaser of the Property shall continue to abide by the terms of this Lease Deed including option of the Lessee to purchase the Property as per the Clause 5 above.

7.	REPRESENTATIONS & WARRANTIES AND COVENANTS.

7.1.	The Lessor hereby, represents, warrants, declares and confirms to the Lessee that:

(i)	the Lessor is the sole, absolute, lawful and registered owners of, and has a clear, valid, marketable, subsisting and legal title to the Property, with unencumbered, unrestricted, undivided and uninhibited right of alienation over the Property;

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(ii)	the Lessor possesses good right and full power and absolute authority along with all necessary approvals to enter into this Lease Deed and to lease the said Property to the Lessee and there is no impediment or restraint or injunction against the Lessor and the Property restricting the Lessor from leasing the Property and the Lessor has not committed any act of commission or omission whereby, the Property or any part thereof can be attached or the Lessor can be prevented from leasing the Property and the Property being leased, and the Lessor is not precluded by the terms of any contract, agreement or other instrument by which it is bound, from entering into this Lease Deed;

(iii)	there are no third-party rights, of any nature whatsoever, subsisting or existing with respect to the Property, either as the sub-lessees, licensees, trespassers, or squatters or in any other manner whatsoever including any adverse possession;

(iv)	the Lessor is reflected as the sole owners in the revenue records, records of the relevant registrar having jurisdiction over the Property and in all municipal/ local records of the governmental authorities;

(v)	all the prior title deeds in relation to the Property including but not limited to sale deeds/ exchange deeds in relation to the Property through which the Lessor has acquired the title to the Property have been duly executed, stamped and registered and are legal, valid and subsisting and are in possession and custody of the Lessor. The consideration that was payable to the respective erstwhile sellers by the Lessor under the title deeds has been duly paid by the Lessor and received by the respective erstwhile sellers and all such sale deeds/ title deeds are binding on the respective erstwhile sellers;

(vi)	there are no outstanding unobserved or unperformed obligations with respect to the Property;

(vii)	the Lessor is not restricted by any judgment, injunction, order, decree or award by any government, state or central, income-tax authority or local authority or injunction by any court/ authority, from the execution, delivery and performance of this Lease Deed;

(viii)	the Property can be used for Lessee’s Business;

(ix)	each of the Land 1 and Land 2 are vacant and contiguous;

(x)	neither of the Land 1 and Land 2 nor any part thereof form part of any road/ rasta (including any panchayat road / rasta / private rasta) or has any road/ rasta (including any panchayat road / rasta / private rasta) passing through it or affecting the contiguity of the Land 1 or Land 2 in any manner;

(xi)	10 meters wide motorable road/ rasta passes between Land 1 and the Land 2;

(xii)	the Lessor has not received any notice or other written communication from any person (including any governmental authority having jurisdiction) in relation to the Property including their right, title or interest over the Property or threatening a suspension, revocation, modification or cancellation of any consent required or appropriate to use or occupy the Property;

(xiii)	the Property and every part of it is free from all registered and/or unregistered Encumbrances, decrees, requisition, acquisitions, will, trust, prior sales, or any other kinds of transfers, etc. of any nature whatsoever;

“Encumbrances” shall include any mortgage, pledge, equitable interest, assignment by way of security, conditional sales contract, hypothecation, right of other persons, claim, security interest, encumbrance, title defect, prior-sales, encroachments, hindrance, restrictions, disturbance, attachments, liability, title retention agreement, voting trust agreement, interest, litigations, legal defect, lis-pendens, decree, proceedings, disputes including possession disputes, disputes relating to boundary, pre-emption, option, joint family interests, claims on account of partition, inheritance, reservation, etc., arbitration, stay, agreements to sell, preferential right, trust arrangement, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, injunction, option, lien, charge, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting rights, transfer, receipt of income or exercise of any other attribute of ownership, right of set-off, any arrangement (for the purpose of, or which has the effect of, granting security), or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same.

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(xiv)	there is no prohibition, restriction or impediments, of any nature whatsoever, on carrying out any development or construction on any part of the Property and there are no trespassers and, or, any encroachments on the Property;

(xv)	the Lessor has duly paid all charges, dues, taxes, rates, levies, assessment, cesses, property tax, income tax expenses, claims, penalties, demands, cess, municipal charges/ taxes and all other outgoings, premiums, water charges, electricity charges, sewerage charges, duties or any other amount payable or pending payment to any governmental/ regulatory or administrative authority in respect of the Property and otherwise, and there are no arrears in relation to the same in respect of the Property;

(xvi)	there are no circumstances which exist that would restrict or terminate the continued occupation, use and enjoyment of the Property by the Lessee during the Term;

(xvii)	the Lessor is not in default of any approval which was granted to the Lessor and no notice of any such default has been received by the Lessor from any governmental authority;

(xviii)	neither the Property nor any part thereof is ‘forest land’ or any other category of restricted land or protected area or falls in any eco sensitive zones or any notified area/ zone and no notice has been received from any governmental authority in this regard;

(xix)	neither the Property nor any part thereof is reserved for any public use or purpose and, or included in any public scheme of any governmental authority or any other public body;

(xx)	the Lessor has not done any act or thing which would or might constitute breach of any orders, regulations, by-laws made by the governmental authorities including the municipal corporation and, or the local authorities of the area where the Property is situated;

(xxi)	the Property is freehold property and in fit for Industrial purpose such status in respect of use of the Property is duly reflected in the relevant municipal/ local authority;

(xxii)	the Property is not subject matter of any Hindu undivided family, and that no part thereof is owned by any minor and, or, no minor has any right, title and claim over the Property;

(xxiii)	the Property is in compliance with all applicable state and central laws, by-laws, permits, obligations, statutory instruments, conditions, restrictions, requirements with regards to its ownership occupation, possession, use and layout and there is no outstanding unobserved or unperformed obligation with respect to the Property;

(xxiv)	there are no unauthorized constructions, structures etc. on the Property; and

(xxv)	The recitals are the representations and warranties made by the Lessor under this Lease Deed and are incorporated herein by reference.

(xxvi)	Both landowner & tenant will be equally and jointly responsible for breach of any environmental or GPCB law.

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7.2.	The Lessor hereby undertakes, covenants and assures to the Lessee that:

(i)	the Lessor shall assist Lessee to seek consents, no objection certificates and such other documents and other assistance as may be required by the Lessee for the operation of the Lessee’s Business and other activities from the Property or as may be required by the Lessee from statutory authorities/ municipal corporation from time to time, for conducting Lessee’s Business and other activities from the Property from time to time;

(ii)	the Lessor shall ensure that, within 3 months from the Lease Commencement Date, each of the Land 1 and the Land 2 is completely fenced by barbed wire and duly demarcated, to the satisfaction of the Lessee;

(iii)	the Lessee by itself or through its employees, nominees, representatives, agents, consultants, guests, associates, clients, members and users shall have exclusive right to access, occupy and use the Property;

(iv)	the Lessee and the entities/ sub-lessee forming part of the Ace Group and joint venture companies of the Ace Group, employees, agents, consultants, guests, members, associates, clients, users and invitees shall be entitled to access the Property at all times and all days, 24 (twenty-four) hours and 7 (seven) days a week;

(v)	the Lessee shall be entitled to do Lessee’s Business on and from the Property;

(vi)	the Lessor may enter the Property, at a reasonable business hour of the day and in a reasonable manner;

(vii)	the Lessor shall pay all applicable taxes including any property tax, municipal tax and levies and all other related charges pertaining to the ownership of the Land 1 and Land 2 at all times during the entire Term. Any taxes payable to government authorities on account of building construction or any other structure shall be the payable by Lessee. Further any taxes payable to government authorities on account of usage of the Property for the Lessee’s Business shall be payable by the Lessee; and

(viii)	the Lessor shall not make any changes to any services and utilities provided in the Property anytime during the Term, which may be detrimental to the rights of the Lessee.

7.3.	Each of the representations and warranties set out in this Clause 7 are true, correct, accurate and not misleading as on the Lease Commencement Date and shall remain true, correct, accurate and not misleading during the entire Term.

7.4.	The representations and warranties of the Lessor as mentioned herein are absolute and shall in no manner be treated as qualified by any actual or constructive knowledge or investigation on the part of the Lessee or any of its agents, representatives, officers, employees or advisors.

7.5.	Each representation and warranty made by the Lessor shall be construed as a separate and independent warranty and shall not be limited, restricted or modified by reference to or inference from the terms of any other representation or warranty.

8.	INDEMNITY.

8.1.	The Lessor hereby agrees and undertakes that it shall, at all times, keep and hold the Lessee and its affiliates, directors, officers, employees, shareholders, members, subsequent title holders, assignees, lenders, lessees, tenants and occupants of the Property (“Indemnified Parties”), fully indemnified, saved, defended and harmless, from and against all claims, suits, actions, proceedings, litigation, costs, charges, expenses, fines, penalties, prosecutions, losses, damages, liabilities and demands (including, without limitation attorneys’ fees) which the Indemnified Parties, may bear, incur or suffer, and, or, which may be made, levied or imposed on the Indemnified Parties, and, or, claimed from the Indemnified Parties, due to or by reason or virtue of: (i) any defect in, or want of any right, title and interest to the ownership, marketability or possession or full and quiet enjoyment and usage of the Property or any part thereof or any other entitlements as set forth in this Lease Deed; (ii) breach of representation, warranties and covenants of the Lessor under this Lease Deed; and (iii) in the event the Lessee is unable to use the Property for Lessee’s Business due to the reasons attributable to the Lessor.

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8.2.	The indemnification rights of the Lessee under this Lease Deed are independent of, and in addition to, such other rights and remedies as the Lessee may have at law or in equity or otherwise, including the right to seek specific performance, rescission, damages, or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

9.	TERM AND TERMINATION.

9.1.	Term: The term of the lease of the Property shall be for a period of 10 (Ten) years, commencing from the Lease Commencement Date (“Term”).

9.2.	Renewal of Term: The lessee may at its option, renew the lease for a period of further 5 years. Year-on-year increase in rental in such case shall be 5% for years 11 and 12, 15% for year 13, 5% for years 14 and 15. The lease may be further extended for a period of 10 years on the terms and conditions as may be mutually agreed between the Parties. In such case a fresh lease deed shall be executed and registered between the Parties in relation to the renewal term. In case the lease is not renewed the Lessee shall hand over the physical vacant possession of the Property to the Lessor on expiry/ termination of the present lease, by efflux of time or termination of the same. Upon failure to handover such physical vacant possession, the Lessee shall pay pre-determined damages @ 5% of the prevailing monthly rent on per day basis besides the amount of prevailing monthly rental, without prejudice to the rights of Lessor to file appropriate court cases for eviction of the Lessee, entirely upon Lessee’s cost and interest.

9.3.	Lock-in Period: The Lessee and Lessor will not be entitled to terminate the lease during the period of first 3 years, i.e. from Lease Commencement date i.e. 1st July 2024 up to 30th June 2027, which shall be the lock-in period. In case the Lessee terminates the Lease during the lock-in period for any reason whatsoever, the Lessee in that case would be liable to pay rent for the entire three years from the date of commencement.

9.4.	Termination.

9.4.1.	Termination of the Lease Deed by the Lessee.

Subject to the above clause 9.3, upon the expiration of the lock-in-period, if the Lessee desires to terminate the Lease Deed, the Lessee can do so by providing a prior written notice of 12 (twelve) months to the Lessor or by paying Rent in lieu thereof. The intimation for termination of lease shall be sent by Registered Post and intimation via any other mode shall not be considered as a valid mode of communication.

9.4.2.	Termination of the Lease Deed by the Lessor.

(a)	The Lessor hereby acknowledges and confirms that the Lessee shall be making huge investment for the lease of the Property and shall incur/ suffer irreparable loss in case the lease of the Property to the Lessee under this Lease Deed is terminated or cancelled. Accordingly, the Lessor hereby agrees that the lease of the Property to the Lessee under this Lease Deed shall not be willfully cancelled or terminated in any circumstances whatsoever by the Lessor. It is clarified that notwithstanding anything contained herein, the Lessor shall have the right to terminate this Lease Deed in the event the: (i) the Lessee willfully defaults in the payment of Rent for a consecutive period of 6 (six) months to the Lessor, then Lessor shall have the right to terminate the lease even during the lock-in-period provided that the Lessor right to terminate the lease shall be without prejudice to the Lessor right to receive rent for the Lock-in Period and, or (ii) if the Lessee puts the Property to such usage which is not permitted under the applicable laws.

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(b)	The Lessor upon the expiration of the lock-in-period may exercise the right to terminate the Lease Deed by providing a prior written notice of 3 (three) months to the Lessee or by paying Rent amount in lieu thereof.

9.5	Upon the expiry of the Term or earlier termination of the Lease Deed the Lessee shall have the right to remove all structure, facilities sheds, worker housing, warehouses, plant, machinery, modules, equipments, electrical wiring, furnishings, technology related equipment, hardware, telephone equipment, server room equipment, networking, communication and data equipment, installed by the Lessee on the Property and handover the physical vacant possession of the Property to the Lessor provided the Lessee has paid all the dues including but not limited to rental (Sub to Clause 9.2) till the vacant handover of the property, electricity dues, municipal taxes, water dues or any other dues as may be applicable

10.	TRANSFER, ASSIGNMENT AND SUBLETTING.

10.1.	Assignment and Sub-letting by the Lessee:

The Lessor agrees and acknowledges that the Lessee shall have the right to sub-lease, sub-license, sub-let, or otherwise permit the usage of the Property, or any part thereof, or any rights and liabilities under this Lease Deed, in favor of any of its affiliates, entities forming part of the Ace Group, and joint venture companies of the Ace Group, with the written approval from the Lessor. Furthermore, it is hereby agreed that in the event of a change in the management of the Lessee, this Lease Deed shall be automatically assigned to the new management, without any further action or consent required from the Lessor, and the new management shall assume all rights and obligations of the Lessee under this Lease Deed, effective from the date of such change in management. New management here implies change in the management / ownership of the Lessee by way sale or acquisition or transfer or merger or join venture, then as aforesaid the successor /new management / lessee undertakes to ensure and guarantees to assume and shall perform all of the obligations of the Lessee and shall remain bound and honour the terms of this Lease Deed.

10.2.	Transfer by the Lessor:

10.2.1.	Subject to the terms of Clause 5 (Option to Purchase) and Clause 6 (Right of First Refusal), the Lessor shall have the right to sell the Property, with prior written intimation to the Lessee.

10.2.2.	The Lessor shall always keep and hold the rights, interest and entitlements of the Lessee, under the provisions of this Lease Deed including the right to quiet and peaceful enjoyment of the Property by the Lessee, secured and protected by any such transfer or sale of the Property, and further any such actions by the Lessor as contemplated herein shall not impose any additional obligations or dilute any rights of the Lessee as contemplated in the Lease Deed. In the event of such sale or transfer, the Lessor shall ensure that the new owner or the person in whose favour the sale is proposed to be effected signs a deed of adherence, wherein such purchaser shall agree to be bound by all the terms and conditions of this Lease Deed, including without limitation the option to purchase the Property of the Lessee under Clause 5 above and the right of first refusal of the Lessee under Clause 6 above.

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11.	FORCE MAJEURE.

11.1.	An event of “Force Majeure” means (i) an act of God, that is, any fire, drought, flood, earthquake, landslide, storm or other natural disaster; (ii) an act of war, invasion, armed conflict, hostile act of foreign enemy, revolution, riot, insurrection, civil commotion or act of terrorism; (iii) any explosion, fire, or other serious accident not caused due to negligence or failure to take due care or to comply with the terms of this Lease Deed; and (iv) any epidemic, pandemic, lockdown restrictions restricting the use of the Property.

11.2.	The Parties hereby agree that in case due to the Force Majeure Event, the Property or any part thereof cannot be used and, or, occupied by the Lessee or if the Property or any part thereof is sealed (for a reason attributable to the Lessor) by any statutory authority and, or, municipality (for a reason attributable to the Lessor), or is rendered unfit for use and occupation, the Lessee shall not be liable to pay any Rent or any other amount, whatsoever, to the Lessor for such period as the event of Force Majeure and its effects continue.

11.3.	Notwithstanding anything contained herein, the provisions of Force Majeure shall not apply, and the Lessee shall be liable for any and all consequences, in the event of any negligence, willful misconduct, or breach of duty on the part of the Lessee or its agents, representatives, or employees.

12.	ENTIRETY.

This Lease Deed including the attached Schedules/ Annexures constitutes the entire agreement between the Lessor and the Lessee with respect to the Property and supersedes any other prior oral or written communications, representations or statements with respect to the transactions under this Lease Deed.

13.	SEVERANCE.

In the event that any provision of this Lease Deed or any of its conditions are declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable, the Parties shall amend that provision in such reasonable manner as achieves the intention of the Parties without illegality or at the discretion of the Parties it may be severed from this Lease Deed and the remaining provisions of this Lease Deed shall remain in full force and effect unless the Parties decide that the effect of such declaration is to defeat the original intention of the Parties in which event the Parties will decide to terminate this Lease Deed.

14.	WAIVER.

The Parties hereto agree that in the event of there being any delay in or indulgence shown by either of the Parties with regard to the enforcement of any of the terms of this Lease Deed, the same shall not be construed as a waiver on the part of the Party showing such indulgence or tolerance and any such indulgence or forbearance shall not be deemed to be a waiver of the rights and the Parties shall be entitled to enforce such right without prejudice to such indulgence or tolerance shown.

15.	SIGNAGE.

The Lessee shall have a right to put up signage on the Property, without any additional charge subject to local municipal laws.

16.	TAXES.

16.1.	All the applicable taxes, cess, levies etc. accrued till the Lease Commencement Date shall be borne by the Lessor and in future the Lessor shall borne only tax that relates to land ownership of the Property,

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16.2.	The Lessee shall be solely responsible for and shall duly pay all taxes, duties, cesses, levies, municipal taxes, conversion charges, all renewals related to permissions required for building, lifts, fire etc, whether now or hereafter imposed by any government authority, central, state, or local government authorities or any other competent bodies, on the Property, buildings, constructions, structures, plant, machinery, equipment, fixtures, and all other assets and improvements comprising or related to the Property. Additionally, the Lessee shall be liable to pay to the Lessor any Goods and Services Tax or any other Tax/Surcharge applicable that may be imposed by the Government or any competent authority from time to time on the Rent.

17.	COSTS AND REGISTRATION OF THE LEASE DEED.

The Parties agree that the applicable stamp duty costs and the applicable statutory registration fee pertaining to the Lease Deed shall be equally borne by the Lessor and Lessee. The Lessor will cooperate by providing all necessary documentation and other assistance to complete such registration formalities. The Parties shall bear their own legal costs and tax liability. The lease deed can be registered at any court in India

18.	DISPUTE RESOLUTION.

18.1.	Any dispute, controversy, claim or disagreement of any kind whatsoever between or among the Parties in connection with or arising out of this Lease Deed or the breach, termination or invalidity thereof (hereinafter referred to as a “Dispute”) shall be referred to and resolved by arbitration irrespective of the amount in Dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court. This Lease Deed and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding, which award, if appropriate, shall determine whether and when any termination shall become effective.

18.2.	The arbitration shall be conducted before an arbitral tribunal composed of 3 (three) arbitrators. The Parties agree that the Lessor and the Lessee, shall each be entitled to appoint 1 (one) arbitrator with the 2 (two) parties appointed arbitrators appointing the third arbitrator to act as chairman of the arbitral tribunal.

18.3.	The seat and venue of the arbitration shall be New Delhi, India and the arbitration shall be governed by the Indian Arbitration and Conciliation Act, 1996 and the rules framed thereunder (as amended from time to time).

18.4.	The language of the arbitration shall be English.

18.5.	The award rendered shall be in writing and shall set out the reasons for the arbitral tribunal’s decision. The award shall allocate or apportion the costs of the arbitration as the arbitral tribunal deems fair. The Parties agree that the arbitration award shall be final and binding on the Parties.

19.	GOVERNING LAW AND JURISDICTION.

This Lease Deed shall be governed by the law of India. In the event the subject matter of the Dispute is not arbitrable, the courts in Gujarat shall have exclusive jurisdiction to entertain any dispute which arises out of this Lease Deed.

20.	COUNTERPARTS.

This Lease Deed will be executed in 2 (two) counterparts. The original Lease Deed shall be retained by the Lessee, and the counterpart shall be retained by the Lessor.

21.	RELATIONSHIP BETWEEN THE PARTIES.

Nothing in this Lease Deed shall be construed as creating a partnership or joint venture between the Parties. No Party will be deemed to be an agent of any other Party as a result of any act under or related to this Lease Deed and will not in any way pledge any other Party’s credit or incur any obligation on behalf of any other Party.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS AND SEAL TO THESE PRESENTS ON THE DAY, MONTH & YEAR FIRST ABOVE WRITTEN IN THE PRESENCE OF THE FOLLOWING WITNESSES:

Signed and delivered:

For Mundra Estate Inc

Name:	Mrs. Avni Nishant Madaiyar
Designation: Partner

For Verdeen Chemicals Private Limited

Name:	Mr. Siddharth Jain
Designation: Director

In the presence of:

Witness 1:	Witness 2:

Name:	Name:

Address:	Address:

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SCHEDULE I

[Details of the Property]

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